Exhibit 10.26

PRIVATE DEED INSTRUMENT REGARDING THE 5TH (FIFTH) ISSUANCE

OF SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN A

SINGLE SERIES, OF UNSECURED FORM, WITH AN UNSECURED

GUARANTEE, FOR PUBLIC OFFERING WITH RESTRICTED PLACEMENT

EFFORTS, FOR VOTORANTIM CIMENTOS S.A.

BETWEEN

VOTORANTIM CIMENTOS S.A.,

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES

MOBILIÁRIOS,

AND

VOTORANTIM INDUSTRIAL S.A.

DATED

NOVEMBER 14 2012

PRIVATE DEED INSTRUMENT REGARDING THE 5TH (FIFTH) ISSUANCE

OF SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN A

SINGLE SERIES, OF UNSECURED FORM, WITH AN UNSECURED

GUARANTEE, FOR PUBLIC OFFERING WITH RESTRICTED PLACEMENT

EFFORTS, FOR VOTORANTIM CIMENTOS S.A.

By way of this private instrument, the parties set forth below:

VOTORANTIM CIMENTOS S.A., a private joint stock company, headquartered in the City of São Paulo, in the State of São Paulo, at Praça Prof. José Lannes, no. 40, 9 andar, registered with CNPJ/MF under no. 01.637.895/0001-32, herein represented as per its By-Laws (“Issuer”);

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, a financial institution headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Américas, no. 4200, Bloco 4, Sala 514, ZIP: 22.640-102, registered with CNPJ/MF under no. 17.343.682/0001-38, herein represented as per its By-Laws (“Trustee”), appointed under this instrument to represent the overall interests of the Debenture Holders of this 5th (Fifth) Issuance of Simple Debentures, not convertible into Shares, in a Single Series, of Unsecured Form, with an Unsecured Guarantee, for Public Offering with Restricted Placement Efforts, for the Issuer (“Debenture Holders” and “Issuance,” respectively), pursuant to Law no. 6.404, of November 15 1976, as altered (“Law on Joint Stock Companies”);

And, furthermore, in the capacity of intervening guarantor,

VOTORANTIM INDUSTRIAL S.A., a private joint stock company, headquartered in the City of São Paulo, in the State of São Paulo, at Rua Amauri, no. 255, 13 andar, conj. “A”, registered with CNPJ/MF under no. 03.407.049/0001-51, herein represented as per its By-Laws (“Intervening Guarantor” and, in conjunction with the Issuer and Trustee, the “Parties”)

hereby execute this “Private Deed Instrument regarding the 5th (Fifth) Issuance of Simple Debentures, Not Convertible into Shares, in a Single Series, of Unsecured Form, with an Unsecured Guarantee, for Public Offering with Restricted Placement Efforts, for Votorantim Cimentos S.A.” (“Deed” and “Debentures,” respectively), according the terms and conditions below.

1.	AUTHORIZATION

1.1 This Deed is hereby executed on the basis of the resolution of the Extraordinary General Shareholders’ Meeting of the Issuer held on November 14 2012 (“AGE”), pursuant to article 59 of the Law on Joint Stock Companies.

1.2 The Pledge (as defined below) provided by the Intervening Guarantor was authorized in the meeting of the board of directors held on November 14 2012, pursuant to article 9, paragraph 3, of its by-laws.

2.	REQUIREMENTS

2.1	This Issuance shall be undertaken in compliance with the following requirements:

2.1.1	Filing and Publication of the Resolutions

2.1.1.1 The minutes of the AGE mentioned under Clause 1.1 above shall be filed with the Trade Bureau of the State of São Paulo (“JUCESP”) and shall be published in the Official Gazette of the State of São Paulo and in the newspaper, Diário do Comércio, pursuant to article 62, subsection I, of the Law on Joint Stock Companies.

2.1.1.2 Any corporate documents executed following the registration of the Deed shall also be filed with the JUCESP and published by the Issuer in the Official Gazette of the State of São Paulo and in the newspaper, Diário do Comércio, as per the legislation in effect. An original copy of the Deed and any addendums duly registered with the JUCESP must be delivered to the Trustee within the time period of 10 (ten) working days following actual registration thereof.

2.1.2	Filing of the Deed

2.1.2.1 This Deed and any addendums must be registered with the JUCESP, in accordance with the provisions of article 62, subsection II, and paragraph 3 of the Law on Joint Stock Companies.

2.1.3	Registration of the Guarantee

2.1.3.1 Pursuant to Law no. 6.015, of December 31 1973, as altered (“Law of Public Records”), this Deed, on the basis of the unsecured guarantee (pledge) mentioned under Clause 4.11.1 below, shall be registered with the competent Registry Offices of

Documents where each of the Parties are based, being in the City of São Paulo, in the State of São Paulo, and the City of Rio de Janeiro, in the State of Rio de Janeiro. An original copy of the Deed and any addendums duly registered at said offices must be delivered to the Trustee within the period of 10 (ten) working days following the actual registration thereof.

2.1.3.2 If the Issuer does not undertake the registrations set forth under Clause 2.1.3, pursuant to article 62, paragraph 2, of the Law on Joint Stock Companies, the Trustee may arrange the aforementioned registrations. The Issuer shall bear the respective costs.

2.1.4 Exemption from Registration with the Brazilian Securities and Exchange Commission (“CVM”)

2.1.4.1 This Issuance shall be automatically exempted from offering registration with the CVM as mentioned under article 19 of Law no. 6.385, of December 7 1976, as altered, pursuant to article 6 of CVM Instruction no. 476, of January 16 2009, as altered (“CVM Instruction 476”), as it concerns a public offering of securities with restricted offering efforts.

2.1.4 Exemption from Registration with ANBIMA – Brazilian Association of Entities of the Financial and Capital Markets (“ANBIMA”)

2.1.5.1 This Issuance shall be exempted from registration with ANBIMA because it is a public offering of securities with restricted offering efforts and because there is no prospectus, pursuant to paragraph 1, of article 25 of the ANBIMA Code on Regulation and Best Practices for Public Offerings for the Distribution and Acquisition of Securities.

2.1.6	Registration for Placement and Trading

2.1.6.1	The Debentures shall be registered for:

(i)	offering in the primary market by way of the SDT – Security Distribution Module (“SDT”), administrated and operated by CETIP S.A.—Organized Markets (“CETIP”), with the distribution settled by the of CETIP; and

(ii)	trading in the secondary market by way of the SND – National Debenture Module (“SND”), administrated and operated byCETIP. The trades are settled and Debentures are held electronically by way of CETIP.

3.	CHARACTERISTICS OF THE ISSUANCE

3.1	Corporate Purpose of the Issuer

3.1.1 The Issuer has the following purpose: the surveying, mining, exploration and use in general of mineral deposits, the production, road transportation, distribution, importation, exportation and trading in general of cement, lime, mortar, plaster and respective raw materials and derivative products, whether similar, or related, fertilizers and soil conditioners, concrete and respective derivatives, the generation of electric power for use in its own industrial facilities and possible sale of surpluses, concrete pouring and other activities concerning its field of business, the provision of services relating to construction, supervision, studies, activities in the field of projects and the implementation of any civil engineering works, on the basis of any respective technical and financial framework, on its own behalf or on the behalf of third parties, through contract work or administration, the rental, loaning for use and leasing of real property, the administration and exploitation of forestry projects, as well as dedicating itself to the importation and exportation of materials, machines and equipment for construction and the provision of technical support for companies engaged in the same field of business, the provision of specialized services and the intermediation of transactions related to its corporate purpose, the provision of business management services, financial feasibility studies for investments and exploration projects in the area of cement, lime, construction materials in general and in other related areas. It is not prohibited from having an ownership interest in other companies as a shareholder or partner.

3.2	Number of the Issuance

3.2.1	This is the 5th (fifth) public issuance of debentures of the Issuer.

3.3	Number of Series and Quantity of Debentures

3.3.1 The Issuance shall be undertaken in a single series comprised of 120,000 (one hundred and twenty thousand) Debentures.

3.4	Amount of Issuance

3.4.1 The total amount of the Issuance shall be BRL 1,200,000,000.00 (one billion, two hundred million Brazilian Reais), on the Issue Date (as set forth below).

3.5	Agent and Custodian Bank

3.5.1. The agent and custodian bank for this Issuance shall be Banco Bradesco S.A., a financial institution headquartered in the City of Osasco, in the State of São Paulo, in the administrative hub known as ‘Cidade de Deus,’ no number, registered with CNPJ/MF under no. 60.746.948/0001-12 (“Agent and Custodian Bank”).

3.6	Allocation of the Funds

3.6.1 The funds raised through this Issuance shall be allocated to the business in the form of ordinary operations of the Issuer, such as the extension of borrowing and reinforcement of the Issuer’s working capital.

3.7	Registration for Offering and Trading

3.7.1 The Debentures shall be registered (i) for offering in the primary market by way of the SDT, and (ii) for trading in the secondary market by way of the SND, both administrated and operated by CETIP. The electronic safeguarding of the Debentures and the financial settlement is undertaken through CETIP.

3.7.2 The Debentures may only be traded through an organized or unorganized over-the-counter market once 90 (ninety) days have lapsed from respective subscription or purchase by the investor, pursuant to articles 13 and 14 of CVM Instruction 476. Only qualified investors, as defined under CVM Instruction no. 409, of August 18 2004, as amended (“CVM Instruction 409”), and in compliance with the provisions of article 4 of CVM Instruction 476, may acquire the Debentures, without prejudice to the provisions of paragraph 1 of article 15 of CVM Instruction 476. The secondary trading of the Debentures through an organized or unorganized over-the-counter market once 90 (ninety) days have lapsed from the subscription or purchase by the Qualified Investor (as defined below) is also conditioned upon the fulfillment by the Issuer of the obligations set forth under article 17 of CVM Instruction 476.

3.7.2.1 As set forth under CVM Instruction 409, the following are Qualified Investors: (i) financial institutions; (ii) insurance companies and equity investment firms; (iii) open and closed supplementary pension entities; (iv) natural persons or corporations with financial investments for an amount greater than BRL 300,000.00 (three hundred thousand Brazilian Reais) and which, in addition, attest in writing to their status as a qualified investor in a specific declaration; (v) investment funds intended exclusively for qualified investors; (vi) portfolio managers and securities consultants authorized by the CVM, in relation to their own funds; and (vii) dedicated social security systems established by the Federal Government, by the States, by the Federal District or by the Municipalities (jointly, “Qualified Investors”).

3.7.2.2 Pursuant to CVM Instruction 476 and for the purposes of this Issuance, all investment funds shall be considered as Qualified Investors, even if they are intended for non-qualified investors.

3.8	Placement and Offering Procedure

3.8.1 The Debentures shall be the subject of a public distribution offering, with restricted placement efforts, pursuant to CVM Instruction 476, on a firm commitment basis as to subscription, on an individual and not joint and several basis, for the entirety of the Debentures, pursuant to the “Private Instrument on Coordination, Placement and Distribution with Restricted Efforts regarding Simple Debentures, not Convertible into Shares, in a Single Series, of Unsecured Form, with an Unsecured Guarantee, on a Firm Commitment Basis as to Subscription for the Fifth (5th) Public Offering of Votorantim Cimentos S.A.” (“Placement Contract”), with the intermediation of Banco Bradesco BBI S.A. (“Bradesco BBI” or “Leading Coordinator”) and BB – Banco de Investimento S.A. (“BB-BI” and, in conjunction with Bradesco BBI, “Coordinators”), financial institutions part of the securities distribution system, by way of the SDT module, administrated and operated by CETIP.

3.8.2 The distribution plan for the Debentures shall abide by the procedure described under CVM Instruction 476 (“Distribution Plan”). For this purpose, the Coordinators may reach out to at most 50 (fifty) Qualified Investors. Subscription or acquisition shall be possible by, at most, 20 (twenty) Qualified Investors, as set forth in the Deed.

3.8.3 Pursuant to CVM Instruction 476 and for the purposes of the Issuance described in this Clause: (i) all investment funds shall be considered as Qualified Investors, even if they are intended for non-qualified investors and (ii) natural persons and corporations considered as Qualified Investors may subscribe or acquire, within the scope of the Issuance, Debentures for the minimum amount of BRL 1,000,000.00 (one million Brazilian Reais).

3.8.4	The Issuance may not be increased under any circumstance.

3.8.5 The placement of the Debentures shall be undertaken in accordance with the SDT procedures, as administrated and implemented by CETIP and with the Distribution Plan set forth under this Clause.

3.8.6 Upon subscribing and paying in the Debentures, each Qualified Investor shall signed a declaration stating, inter alia, awareness that (i) the Issuance has not been registered with the CVM and ANBIMA; (ii) the Debentures are subject to the trading restrictions set forth in this Deed of Issue, in the Distribution Contract and in the applicable regulations; and (iii) agreement with all of the terms and conditions of this Issuance.

3.8.7 No form of discount shall be granted to those interested in acquiring Debentures within the scope of the Issuance. In addition, there shall be no advance reservations, nor the setting of maximum or minimum lots, regardless of chronological order, without prejudice to the possibility of placement of the Debentures with a premium or discount.

3.8.8 No liquidity maintenance fund shall be established and no liquidity guarantee contract shall be executed for the Debentures. Furthermore, no price stabilization contract shall be signed for the Debentures in the secondary market.

4.	THE CHARACTERISTICS OF THE DEBENTURES

4.1.	Basic Characteristics

4.1.1	Unit Face Value

4.1.1.1 The unit face value of the Debentures shall be BRL 10,000.00 (ten thousand Brazilian Reais) on the Issuance Date (as defined below) (“Face Value” or “Unit Face Value”).

4.1.2	Issuance Date

4.1.2.1 For all legal purposes and effects, the Issuance Date of the Debentures shall be December 5 2012 (“Issuance Date”).

4.1.3	Term and Maturity Date

4.1.3.1 The final maturity date of the Debentures shall be the end of the time period of 6 (six) years counting from the Issuance Date, therefore falling on December 5 2018 (“Maturity Date”), subject to the possibility of early maturity as set forth under Clause 5.3 and early redemption as set forth under Clause 5.2 below. Upon each maturity date, the Issuer agrees to proceed with the payment of the Debentures which are still in circulation based on the balance of the respective Unit Face Value, plus the Compensatory Interest due (as defined below), calculated according to the provisions of this Deed.

4.1.4	Form and Issuance of Certificates

4.1.4.1	The Debentures shall be issued on a registered and book-entry basis, without the issue of certificates.

4.1.5	Proof of Ownership of the Debentures

4.1.5.1 For all legal purposes, the ownership of the Debentures shall be proven through a statement from the holding account of the Debentures issued by the custodian agent. In addition, a statement in the name of the Debenture Holder, issued by CETIP, shall be recognized as proof of ownership of Debentures held electronically in the SND.

4.1.6	Sort

4.1.6.1 The Debentures shall be of an unsecured sort, with an unsecured guarantee, without tangible security or preference.

4.1.7	Convertibility

4.1.7.1	The Debentures shall be simple and not convertible into shares issued by the Issuer.

4.2	Subscription

4.2.1	Subscription Period

4.2.1.1 The Debentures shall be subscribed and paid in, on a single date, at any time, within the time period of up to 4 (four) working days starting from the date of the commencement of the distribution (“Subscription Date”).

4.2.2	Subscription Price

4.2.2.1 The Debentures shall be subscribed on the basis of the respective Unit Face Value plus Compensatory Interest of the Debentures (as defined below), calculated on a pro rata temporis basis from the Issuance Date until the Date of Subscription.

4.3	Paying in and Method of Payment

4.3.1 The Debentures shall be paid in cash, with Brazilian domestic currency, on the Subscription Date, pursuant to Clauses 4.2.2 and 4.2.3 above, in accordance with the settlement rules applicable to CETIP.

4.4	Right of Preference

4.4.1 There is no right of preference for the current shareholders of the Issuer in the subscription of the Debentures.

4.5	Updating of the Face Value

4.5.1 There shall be no updating of the Face Value of the Debentures.

4.6	Remuneration

4.6.1	Compensatory Interest

4.6.1.1 The Debentures shall be entitled to the payment of compensatory interest equivalent to the cumulative variation of 109.20% (one hundred and nine whole numbers and twenty hundredths percent) of the daily average rates of the DI – Interfinancial Deposits of one day, “Over Extra-Grupo,” expressed as a percentage per annum, based on 252 (two hundred and fifty-two) working days, calculated and disclosed on a daily basis by the CETIP in the daily disclosure, available on its website (http://www.cetip.com.br) (“DI Rates”), calculated in an exponential and cumulative manner pro rata temporis, applying to the Unit Face Value of each Debenture starting from the Issuance Date or on the date scheduled for the payment of Compensatory Interest immediately beforehand and paid at the end of each Capitalization Period (“Compensatory Interest”).

4.6.1.2	Compensatory interest shall be paid bi-annually on the dates indicated below:

Payment Dates
06/05/2013
12/05/2013
06/05/2014
12/05/2014
06/05/2015
12/05/2015

06/05/2016
12/05/2016
06/05/2017
12/05/2017
06/05/2018
12/05/2018

4.6.1 Method of Calculation of Compensatory Interest

4.6.2.1 Compensatory Interest shall be calculated in accordance with the following formula:

J = VNe x (FatorDI -1)

in which:

J	value of the Compensatory Interest accumulating during the period, calculated with 6 (six) decimal places without rounding;

VNe	Face Value, informed/calculated with 6 (six) decimal places, without rounding;

FatorDI	product of the DI Rates with the use of the applied percentage, from the Issuance Date, inclusive, until the caclulation date, calculated with eight (8) decimal places, with rounding, determined in the following manner:

in which:

n	Total number of DI Rates. “n” is a whole number;

p	109.20;

TDIk	DI Rate, expressed per day, caclulated with eight (8) decimal places, with rounding, determined in the following manner:

in which:

DIk	DI Rate published by CETIP, valid for 1 (one) working day (over extra-grupo), used with two (2) decimal places;

Observations:

(i)	the DI Rate must be used by considering the identical number of decimal places as published by CETIP;

(ii)	the multiplier resulting from the formula (1 + TDIk) is calculated with 16 (sixteen) decimal places, without rounding;

(iii)

the product of the multipliers (1 + TDIk) is calculated, such that for each accumulated daily multiplier, the result is cut off at 16 (sixteen decimal places), thereby applying the next daily multiplier, and so on until the last considered one; and

(iv)	once the multipliers are accumulated, one calculates the resulting “Fator DI” multiplier with eight (8) decimal places, with rounding.

4.6.3 Capitalization Period

4.6.3.1 The Capitalization Period corresponds to the time period beginning on the Issuance Date of the Debentures, in the case of the first Capitalization Period, or on the scheduled date of the payment of the Compensatory Interest immediately beforehand, exclusive, in the case of the other Capitalization Periods, and ends on the date scheduled for payment of the Compensatory Interest corresponding to the period at issue, inclusive. Each Capitalization Period follows the previous one without interruption.

4.6.4 Temporary unavailability of the DI Rate

4.6.4.1 In the event of temporary unavailability of DI Rate upon payment of any pecuniary obligation set forth in this Deed, as a replacement, the same daily rate produced by the last DI Rate shall be used, as known until the calculation date. No financial compensation shall be owned, either by the Issuer or by the Debenture Holders, following the subsequent publication of the DI Rate.

4.6.4.2 In the absence of calculation and/or publication of the DI Rate for a period greater than 10 (ten) days from the date expected for respective publication, or, furthermore, in the event of respective extinguishment on the basis of a legal requirement or court order, the DI Rate must be replaced by the replacement as determined legally for such. If there is no legal substitute for the DI Rate, the Trustee shall convene a General Meeting of Debenture Holders (as set forth below), in order to establish, with the mutual agreement of the Issuer, the parameter to be applied. Until the deliberation on this parameter, for the calculation of the value of any obligation set forth under this Deed, the same daily rate produced by the last DI Rate shall be used, as known until the date of the deliberation at the General Meeting of Debenture Holders.

4.6.4.3 If the DI Rate is published before the holding of the General Meeting of Debenture Holders, said meeting shall no longer be held, and the DI Rate, starting from respective publication, shall then be used for the calculation of the Compensatory Interest of the Debentures. The last DI Rate known beforehand shall continue to be used until the date of publication.

4.6.4.4 If there is no agreement on a replacement rate between the Issuer and Debenture Holders representing, at least, 2/3 (two thirds) of the Debentures in circulation, the Issuer shall opt, at its exclusive discretion, for one of the alternatives established below. It agrees to notify the Trustee in writing, within the time period of 10 (ten) days following the date of holding the respective General Meeting of Debenture Holders, of the alternative chosen between the following:

(i)	the Issuer shall redeem early and, as a consequence, shall cancel the entirety of the Debentures in circulation, within the time period of 30 (thirty) days starting from the date of holding of the respective General Meeting of Debenture Holders, on the basis of the respective non-amortized Unit Face Value, pursuant to this Deed, plus the Compensatory Interest owed until the date of actual redemption and Delinquency Charges (as defined below), if applicable, calculated on a pro rata temporis basis, starting from the Issuance Date or from the last date of payment or compounding of the Compensatory Interest, depending on the case. In this case, for the calculation of the Compensatory Interest applicable to the Debentures to be redeemed and, consequently, cancelled, the same daily rate produced by the last known DI Rate shall be used; or

(ii)

the Issuer shall redeem early and, as a consequence, shall cancel the entirety of the Debentures in circulation, according to the schedule to be established by the Issuer, which shall not exceed the Maturity Date of Debentures and the amortization dates set forth in this Deed. During the amortization period of the Issuer’s Debentures, the frequency of payment of the Compensatory Interest shall continue to be that established in this Deed. It shall be observed that, until full amortization of the Debentures, a replacement rate of return shall be used, to be established by Debenture Holders at a General Meeting of Debenture Holders, which must reflect the parameters used in similar operations in existence at the time. If the respective replace rate for Compensatory Interest refers to a different period other than 252 (two hundred and fifty-two) working days, this rate must be adjusted so as to reflect the basis of 252 (two hundred and fifty-two) working days used by the DI Rate.

4.7	Renegotiation

4.7.1 There shall be no renegotiation of the Debentures.

4.8	Amortization

4.8.1 The Unit Face Value of the Debentures shall be amortized in 1 (one) single installment on the Maturity Date of the Debentures.

4.9	Payment Terms

4.9.1 Location of Payment and Tax Immunity

4.9.1.1 The payment to which the Debentures are entitled shall be carried out: (i) using the procedures adopted by CETIP for Debentures held electronically in the SND; or (ii) if the Debentures are not held electronically in the SND, (a) at the offices of the Issuer or of the Agent and Custodian Bank, or (b) depending on the case, by the financial institution hired for this purpose.

4.9.1.2 If any Debenture Holder benefits from any type of tax immunity or exemption, the same must forward to the Agent and Custodian Bank, with a copy for the Issuer, within the minimum time period of 15 (fifteen) working days prior to the date scheduled for any payments relating to the Debentures, supporting documentation as to such tax immunity or exemption, under penalty of having the amounts owed pursuant to the tax legislation in effect deducted from respective returns, as resulting from the payment of the Debentures under respective ownership.

4.9.2 Extension of Time Limits

4.9.2.1 The dates for payment of any obligation by any Parties shall be considered automatically extended until the first subsequent working day, if the due date of the respective obligation coincides with a national public holiday, Saturday or Sunday, or furthermore, when banks do not open in the City of São Paulo, in the State of São Paulo, without any addition to the amounts to be paid, without prejudice to cases whose payment have to be undertaken through CETIP, in which case there shall only be an extension when the date of payment of the respective obligation coincides with a Saturday, Sunday or national public holiday.

4.9.3 Delinquency Charges

4.9.3.1 Without prejudice to Compensatory Interest, which shall continue to be applied until the amount due is actually paid, in the event of untimeliness in the payment by the Issuer of any pecuniary obligations relating to the Debentures, the unpaid outstanding debts shall be increased by delinquency interest of 1% (one percent) per month, calculated on a pro rata temporis basis, from the date of breach until the date of actual payment, as well as a non-compensatory fine of 2% (two percent) on the amount due, regardless of notice, notification, judicial summons or extrajudicial communication (jointly, “Delinquency Charges”).

4.9.4 Lapse of the Rights to Increases

4.9.4.1 Without prejudice to the provisions of Clause 4.9.3.1 above, if a Debenture Holder fails to appear to receive the amount corresponding to any of the pecuniary obligations of the Issuer on the dates scheduled in this Deed or in a dispatch published by the Issuer or by the Trustee, this shall not entitle the same to receive Compensatory Interest and/or Delinquency Charges during the period relating to the delay in receipt. Nevertheless, the same shall be assured the rights acquired until the respective due date or the date of the dispatch published by the Issuer or by the Trustee.

4.10	Publication

4.10.1 All announcements, notices and other documents and decisions resulting from this Issuance, which, in any manner, involve the interests of the Debenture Holders, shall be published in the Official Gazette of the State of São Paulo and in the newspaper, Diário do Comércio, as established under article 289 of the Law on Joint Stock Companies, in compliance with the restrictions set forth by CVM Instruction 476 in relation to the publications on the Issuance and legal limits. The Issuer shall notify the Trustee regarding any publication on the date the same occurs.

4.11 Unsecured Guarantee

4.11.1 In order to ensure the complete and timely fulfillment of its pecuniary, principal and accessory obligations, undertaken through this Deed, pursuant to the law, the Intervening Guarantor hereby stands surety in favor of the Debenture Holders (“Pledge”), represented by the Trustee, acting as surety and primary payer of the amounts owed pursuant to this Deed, as per the terms and conditions below.

4.11.2 In an irrevocable and irretractable manner, the Intervening Guarantor hereby declares that it is standing surety and as the primary payer of the total of the Issuer’s debt resulting from Debentures under this Issuance, pursuant to this Deed and in compliance with article 818 of Law no. 10.406, of January 10 2002, as altered (“Civil Code”).

4.11.3 The amount of the pledge is limited to the total value of the obligations relating to the Issuance guaranteed by the Intervening Guarantor, which includes the full payment: (i) of the Face Value of the Debentures or of the balance of the Face Value of the Debentures, plus Compensatory Interest, Delinquency Charges and the Premium mentioned under Clause 5.2.1 below, if applicable, calculated pursuant to this Deed; as well as (ii) of all additions to the principal, including any cost or expense proven to have been incurred by the Trustee or by the Debenture Holders as a result of court costs, out-of-court expenses and/or indemnification, if any, provided that said costs or expenses have been shown to be necessary for safeguarding the rights and prerogatives arising under this Deed and have been duly proven to the Issuer (“Guaranteed Amount”). All and any payment undertaken by the Intervening Guarantor in relation to the Pledge given hereunder shall be made free and net of any taxes, duties, fees, contributions of any nature, charges or withholdings, whether present or future, as well as of any interest, fees or other fiscal liabilities.

4.11.4 In accordance with the financial statements of the Intervening Guarantor relating to the six-month period closing on June 30 2012, the volume of the Issuance represents 4.28% of the net worth of the Intervening Guarantor.

4.11.5 The Guaranteed Amount shall be paid by the Intervening Guarantor within up to 1 (one) working day following notification in writing sent by the Trustee or by the owners of the Debentures to the Intervening Guarantor, regardless of any claim, lawsuit, dispute or complaint which the Issuer may have or exercise in relation to its obligations. Said notification must be sent immediately by the Trustee or by the owners of the Debentures following the non-payment by the Issuer of any amount owed on the payment dates set forth in this Deed or upon the early maturity of the Debentures. The payment must be made, outside of the scope of CETIP, according to the procedures established in this Deed, and in accordance with the instructions received from the Trustee or from the owners of the Debentures.

4.11.6 Intervening Guarantor expressly waives the benefits of excussion, rights and powers of release of any nature set forth under articles 33, single paragraph, 366, 821, 824, 827, 830, 834, 835, 836, 837, 838 and 839 of the Civil Code and articles 77 and 595 of Law no. 5.869, of January 11 1973 (“Code of Civil Procedure”).

4.11.7 Furthermore, no objection or opposition of the Issuer may be accepted or invoked by the Intervening Guarantor in order to exempt itself from the fulfillment of its obligations in relation to the Debenture Holders.

4.11.8 The Intervening Guarantor shall enter into the rights of the Debenture Holder if it honors the pledge under Clause 4.11, whether fully or partially.

4.11.9 This pledge shall become effective on the Issuance Date of the Debentures and shall remain valid as to all its terms, thereby expiring, regardless of notification to the Trustee, upon the full payment of the Guaranteed Amount. Only following said date shall the Intervening Guarantor be released from making any payment relating to this Deed.

4.11.10 The Intervening Guarantor hereby acknowledges as a specified time limit, for the purpose of article 835 of the Civil Code, the date of full payment of the Guarantee Amount.

4.11.11 This pledge shall be enforced and demanded by the Trustee or by the owners of the Debentures, whether in court or out of court, as many times as necessary until the full and actual settlement of the Guaranteed Amount.

5.	OPTIONAL ACQUISITION, EARLY REDEMPTION AND EARLY MATURITY

5.1	Optional Early Acquisition

5.1.1 In compliance with the restrictions set forth by CVM Instruction 476 and other applicable provisions, the Issuer may, at any time, acquire Debentures in circulation in the market, in compliance with the provisions of article 55, §3, of the Law on Joint Stock Companies and the rules issued by the CVM. Said acquisition(s) must be stated in the report by the management and in the financial statements of the Issuer. The Debentures under this procedure may (i) be cancelled, with it being required for the cancellation to be the subject of a resolution by the Issuer, (ii) remain in the treasury, or (iii) be placed on the market again. If and when placed on the market again, pursuant to the Clause 5.1.1, Debentures acquired by the Issuer to be kept with the Treasury shall be entitled to the same remunerations as the other Debentures which are in circulation, in compliance with the restriction for the trading of Debentures as set forth under Clause 3.9.2 above.

5.2 Early Redemption

5.2.1 Starting from the 25th (twenty-five) month of the term of the Debentures, at the exclusive discretion of the Issuer, the Debentures may be redeemed optionally, whether totally or partially, at any time, by sending or publishing notice to the Debenture Holders, in the newspapers normally used by the Issuer for its legal publications, as well as by sending written notification to the Trustee with notice of at least 10 (ten) working days, informing: (i) the date of redemption; (ii) the quantity of Debentures and the respective series which will be redeemed; and (iii) any other relevant information for the Debenture Holders. The redemption value shall be equivalent to the Face Value, plus Compensatory Interest and Delinquency Charges, if applicable, owed from the date of the last payment of Compensatory Interest or amortization until the redemption date, plus a premium equivalent to 0.3% (three hundredths percent) per annum (“Premium”) calculated as to the Face Value or balance of the Face Value based on the remaining term of the Debentures.

5.2.2 In the event of a decision for partial early redemption, a lottery system shall be adopted, to be implemented in the presence of the Trustee and with the disclosure of the result to all Debenture Holders by way of notice, including as concerns the rules of the lottery, pursuant to article 55, §2, of the Law on Joint Stock Companies.

5.2.3 In the event of partial early redemption of the Debentures held electronically in the SND, the implementation of the partial early redemption shall occur through a “definitive purchase transaction in the secondary market.” All of the authorization stages as to the Debenture Holder relating to this process, such as the selection, allotment, assessment, establishment of the apportionment and validation of the quantities of Debentures to be redeemed by each Debenture Holder, shall be completed outside of the scope of CETIP. In addition, it is hereby established that if CETIP implements another feature for putting a partial early redemption into effect, there shall be no need for adjustment to this Deed or any other formality.

5.2.4 By way of a letter from the Issuer, of which the Trustee shall be aware as to the subject, CETIP must be notified regarding the completion of a total early redemption at least 2 (two) working days in advance.

5.2 Early Maturity

5.3.1 Cases of early maturity

5.3.1.1 By way of the Trustee, in compliance with the provisions of Clauses 5.3.2. and 8.8 below, the owners of the Debentures may declare that all of the obligations under the Deed have matured early and require immediate payment, by the Issuer, of the Unit Face Value or of the balance of the Unit Face Value of the Debentures plus Compensatory Interest and Delinquency Charges, if any, calculated on a pro rate temporis basis starting from the Issuance Date of the Debentures until the date of actual payment, if aware of the occurrence of any of the following events (each event, a “Breach Event”):

(i)	(a) an application for self-declared bankruptcy by the Issuer and/or by the Intervening Guarantor or an application for bankruptcy not suppressed within the time limit; (b) the declaration of the bankruptcy of the Issuer and/or Intervening Guarantor; (c) an application for the court-supervised reorganization or for the extrajudicial reorganization of the Issuer and/or Intervening Guarantor; or (d) liquidation, dissolution or termination of the Issuer and/or Intervening Guarantor;

(ii)	non-payment by the Issuer and/or by the Intervening Guarantor of any pecuniary obligations owed to the owners of the Debentures, on the maturity dates, not cured within the time period of 2 (two) working days starting from the date of respective breach;

(iii)	non-fulfillment, by the Issuer, of any non-pecuniary obligation relating to the issue of the Debentures and provided that said non-fulfillment is not cured within the time period of 45 (forty-five) days starting from said non-fulfillment, except in cases where there a specific forecast period for a cure, as applicable;

(iv)	declaration of early maturity, on the basis of contractual non-fulfillment, of any debt of the Issuer or of subsidiary company of the Issuer and/or of the Intervening Guarantor and of its Subsidiaries (as set forth below), including the issue of debentures, pursuant to paragraph 2 of article 243 of the Law on Joint Stock Companies, for an individual or aggregate amount equal to or greater than the equivalent in Brazilian Reais to US$ 100,000,000.00 (one hundred million United States Dollars) or its equivalent value in other currencies;

(v)	breach, on the respective due date or following the lapse of any scheduled grace period, in the payment of any debt of the Issuer or of any subsidiary and/or of the Intervening Guarantor and its Subsidiaries, for an individual or aggregate amount equal to or greater than the equivalent in Brazilian Reais to US$ 100,000,000.00 (one hundred million United States Dollars) or its equivalent value in other currencies, unless the non-payment of the debt on the respective due date (a) is agreed upon by the corresponding creditor, or (b) is supported by an effective court decision obtained by the Issuer;

(vi)	the final pronouncement of one more court judgments, final arbitral awards or the issue of one or more final arbitral awards against the Issuer or any subsidiary and/or against the Intervening Guarantor or its Subsidiaries which result(s) or may result, jointly or individually, in a payment obligation for the Issuer or for any subsidiary and/or for the Intervening Guarantor or for any Subsidiary for an individual or aggregate amount equal to or greater than the equivalent in Brazilian Reais to US$ 100,000,000.00 (one hundred million United States Dollars) or its equivalent value in other currencies, except if such obligation, whose amount is clearly established and as to which amount and payment no appeal, lawsuit or repossession is applicable, which, in any case, would provide a stay of execution, (a) is paid pursuant to the terms and deadlines established in the judgment(s) or in the arbitral award(s), or (b) is guaranteed by sufficient assets of the Issuer, a performance bond or letter of guarantee within the scope of the enforcement, provided that, in any of the cases under subitem (b) above, it its accepted by the competent court.

(vii)	(a) if the Intervening Guarantor ceases to own, whether directly or indirectly, at least 51% (fifty-one percent) of the voting capital stock of the Issuer, which ensures thereto the right to (1) elect the majority of the members of the board of directors or management of the Issuer and, furthermore, (2) direct or orient the operations and guidelines of the Issuer, as well as (b) if the controlling parties of the Intervening Guarantor cease to own, whether directly or indirectly, at least 51% (fifty-one percent) of the voting capital stock of the Intervening Guarantor, which ensures thereto the right to (1) elect the majority of the members of the board of directors or management of the Issuer and, furthermore, (2) direct or orient the operations and guidelines of the Intervening Guarantor;

(viii)	transformation of the Issuer into a private limited company, pursuant to articles 220 and 222 of the Law on Joint Stock Companies;

(ix)	if the Debentures and/or Pledge become invalid, ineffective or unenforceable against the Issuer and/or Intervening Guarantor, depending on the case, or if the enforceability of such instrument(s) is challenged by the Issuer and/or by the Intervening Guarantor or, furthermore, if the Issuer and/or Intervening Guarantor deny having responsibility over this instrument;

(x)	if the net financial debt to EBITDA ratio of the Intervening Guarantor is greater than 4.0 (four) times, calculated bi-annually on the basis of the annual consolidated financial statements of the Intervening Guarantor, such that the (a) net debt is equal to the sum of loans and financing plus derivative financial instruments, minus cash accounts, cash equivalents, financial investments and circulating and non-circulating derivative financial instruments (“Net Financial Debt”), and (b) EBITDA is the profit from the last 2 (two) financial half-years (consolidated and without repetitions) before income tax, the social contribution on net profit, interest expenses, depreciation and amortization during each period, eliminating the following earnings from such calculations: (1) any receipts or net earnings (or net loss), net of any tax consequence, from any extraordinary item during the period; (2) any receipts from interest during the period; (3) earnings or losses from the sale of assets (except for the sale of assets considered as a normal part of business) during each period; (4) any other “non-cash” items deducted or included in the calculation of the net profit before tax for each period (unless items requiring payments with cash or for which provisions or reserves were or are required according to generally accepted accounting standards), including earnings or losses from exchange rate variations as to financing or adjustments regarding the conversion of foreign currency or adjustment for inflation; and (5) any receipt or net earning (or net loss) in any transaction in foreign currency or net monetary positions, during each period (“EDITBA”); or

(xi)	linkage of guarantee, except in case in which there is prior consent from Debenture Holders (negative pledge), and subject to the Permitted Guarantees of the Issuer, of the Intervening Guarantor and of its Subsidiaries as described under subitem (ii.A) (a) to (l), of item (xi), of this Clause 5.3.1.1 (jointly, “Permitted Guarantees”), such that, for the purpose of this Deed:

(i)	Subsidiary means any company or another entity in which the Intervening Guarantor owns, whether directly or indirectly, more than 50% (fifty percent) of its capital stock; and

(ii)	Permitted Guarantees mean:

(a)	any guarantee applying to stock or receivables and related assets (other than that described under subitem (c) below), relating to any secured obligations of the Issuer and/or of the Intervening Guarantor and of its Subsidiaries: (1) as to short-term lines of credit/financing, undertaken during the normal course of business; or (2) as to any loan for working capital;

(b)	guarantees established solely for the purpose of ensuring the payment, whether in whole or in part, of the purchase price of an asset or property acquired, constructed or improved following the date of signing of this Deed (or the cost of construction or improvement and any fee or expense related to said transaction, including the capital stock of any entity), provided that: (1) the aggregate principal amount of the debt guaranteed by said liens does not exceed the purchase price of the asset or of the acquired, constructed or improved property; (2) such guarantees do not encumber any asset or property other than the assets or property acquired, constructed or improved at the time; and, furthermore, (3) they are other ones rather than those properties without improvements on which the property constructed at the time, or the improvement are located, and they are linked to said asset or property within the time period of 365 (three hundred and sixty-five) days from the acquisition, construction or improvement of said asset or property;

(c)	guarantees for receivables and assets relating to exportation, importation or other commercial transactions or relating to any securitization transaction, provided that the aggregate amount of any receivables sold or transferred under said securitization transactions do not exceed: (1) in relation to transactions relating to receipts originating from exports, 80% (eighty percent) of the consolidated net sales of the Issuer, of the Intervening Guarantor and of its Subsidiaries; or (2) in relation to transactions relating to receipts originating from domestic sales, 80% (eighty percent) of the consolidated net sales within the country of operations of the Issuer, of the Intervening Guarantor and of its Subsidiaries;

(d)	guarantees granted for backing loans with the (1) National Economic and Social Development Bank – BNDES or any other Brazilian public development bank or credit institution; or (2) any insurer, bank or international development and import and export agency;

(e)	guarantees existing on the date of signing of this Deed;

(f)	guarantees as to the assets or shares in the capital stock of another entity at the moment in which said entity becomes a part of the business group of the Issuer and/or of the Intervening Guarantor and of its Subsidiaries, provided that said guarantees do not extend to any other asset owned by said entity;

(g)	guarantees as to assets at the moment in which said entity or any of its subsidiaries acquire said asset, including the acquisition through merger with, or takeover by said entity or a subsidiary of said entity, provided that said guarantees do not extend to any other asset owned by said entity;

(h)	guarantees backing a debt or other obligations of a subsidiary of the Issuer and/or of the Intervening Guarantor and of its Subsidiaries or with a full subsidiary of the Issuer and/or of the Intervening Guarantor;

(i)	guarantees in favor of bonds, sureties or letters of credit issued in accordance with a request from, and for the account of said entity, resulting from the regular course of business of the Issuer and/or of the Intervening Guarantor and of its Subsidiaries;

(j)	guarantees backing obligations resulting from hedging contracts, not relating to speculative purposes;

(k)	any guarantee extending, renewing or replacing (or successive extensions, renewals or replacements of), whether in whole or in part, any Permitted Guarantee, as per subitems (b), (d), (e), (f) or (g) above, provided that said guaranteed principal amount does not exceed the principal amount of the secured debt at the time of the extension, renewal or replacement and provided that said extension, renewal or replacement is limited to the whole or part of the asset secured by guarantee extended, renewed or replaced at the time (plus improvement to said assets); ad

(l)	any guarantee not described under subitems (a) to (k) above, and provided that it back debts which, excluding debts secured by other permitted guarantees, do not exceed the aggregate principal amount equivalent to 15% (fifteen percent) of the Consolidated Net Tangible Assets of the Intervening Guarantor.

(xii)	the assumption of any new debt featuring a clause in which the Permitted Guarantees in this Deed are less restrictive than those described under item (xi) of this

Clause 5.3.1.1, except if the Issuer guarantees to the Debenture Holders of this Issuance, by way of an addendum to the Deed, the same rights as the new creditors.

5.3.2 In the event of any of events set forth under Clause 5.3.1.1 above, the Debenture Holders, through the Trustee, pursuant to Clause 8.3 below, must convene a General Meeting of Debenture Holders, within at most 5 (five) working days from the date on which the respective occurrence is verified. If, at said General Meeting of Debenture Holders, Debenture Holders representing at least 75% (seventy-five percent) of the Debentures in circulation decide not to declare the early maturity of the Debentures regardless of the reason, or, further, in the event of suspension of the discussions of the General Meeting of Debenture Holders for deliberation on a later date, the Debenture Holders, by way of the Trustee, must not declare the early maturity of the Debentures, unless the early maturity of the Debentures is justified according to the cases set forth under items (i), (ii), (iv), (vi), (viii) and (ix) of Clause 5.3.1.1 above, in which cases the Debentures shall reach maturity automatically, irrespective of notice or notification, whether in court or outside of court.

5.3.3 Once Debentures have reached maturity early, the Trustee must immediately send a registered letter (a) to the Issuer and to the Intervening Guarantor, with a copy for CETIP, and (b) to the Agent and Custodian Bank providing notice of said event, for the Issuer to make the payment of the balance of the Unit Face Value of the Debentures in circulation, plus Compensatory Interest and Delinquency Interest, if any, calculated on a pro rate temporis basis, from the Issuance Date, or from the last payment of Compensatory Interest, depending on the case, until the date of actual payment thereof, within the time limit of 5 (five) working days from the date of receipt of the letter forwarded by the Trustee.

5.3.4 CETIP must be notified at least 2 (two) working days before the payment mentioned under Clause 5.3.3 above.

5.3.5 If the Issuer does not proceed with the redemption of the Debenture in the manner established under Clause 5.3.3 above, besides the owed Compensatory Interest, Delinquency Charges shall be added to the Face Value of the Debentures, applicable from the early maturity date of the Debentures until the date of actual payment thereof, as per Clause 4.9.3 above.

6	ADDITIONAL OBLIGATIONS OF THE ISSUER AND OF THE INTERVENING GUARANTOR

6.1 In addition, the Issuer agrees to:

(i)	provide the Trustee with the following documents and information:

(a)	within at most 90 (ninety) days following the end of the each financial year, or up to 10 (ten) days following the date of respective disclosures, whatever happens first, a copy of its complete financial statements relating to the respective closed financial year, supported by a report from independent auditors;

(b)	within 30 (thirty) days following the holding thereof, copies of all of the minutes of all of the general shareholders’ meetings and relevant facts;

(c)	copy of any judicial or extrajudicial correspondence or notification received by the Issuer involving proceedings with an individual or aggregate value equivalent to, at least, US$ 100,000,000.00 (one hundred million United States Dollars), within up to 30 (thirty) days following the provision of any kind of reply, defense, answer or counterclaim, depending on the case, supported by the respective copy thereof;

(d)	information regarding any of the events indicated under Clause 5.3.1.1 above within up to 1 (one) working day following the occurrence thereof; and

(e)	within 20 (twenty) working days, any information which may be reasonably requested in writing by the Trustee, provided that said information is indispensable for the latter to fulfill its obligations arising under this Deed and under CVM Instruction no. 28, of November 23 1983, as amended, or, in the event of amendment, whatever replaces it (“CVM Instruction 28”);

(ii)	proceed with the adequate disclosure of economic and financial data, pursuant to the Law on Joint Stock Companies, thereby undertaking the publication of its financial statements, as required by the legislation in effect, especially article 17 of CVM Instruction no. 476;

(iii)	fulfill completely the obligations set forth under article 17 of CVM Instruction no. 476, as transcribed below:

a)	prepare financial statements for the end of the financial year and, if necessary, consolidated statements, in compliance with the Law on Joint Stock Companies and with CVM regulations;

b)	submit its financial statements for auditing, by an auditor registered with the CVM;

c)	disclose its financial statements, supported by explanatory notes and a report by independent auditors, on its website, within 3 (three) months from the close of the financial year;

d)	keep the documents mentioned under item (c) on its website, for a period of 3 (three) years;

e)	abide by the provisions of CVM Instruction no. 358, of January 3 2002, as altered (“CVM Instruction 358”), concerning the duty of secrecy and trading prohibitions;

f)	disclose on its website the occurrence of an important event, as defined in article 2 of CVM Instruction 358, thereby immediately notifying the Intermediary Institution and the Trustee; and

g)	provide the information requested by the CVM and/or by CETIP;

(iv)	send to CETIP: (a) the information disclosed on the website as set forth under subsection (d) of subitem (iii) above; (b) the documents and information required by this entity within the time limit of 1 (one) working day from the receipt of notification in this regard; as well as (c) completely fulfill the other obligation set forth under CETIP notice no. 28/09 of April 2 2009;

(v)	maintain its accounts up-to-date and keep the respective records in accordance with the accounting principles generally accepted in Brazil;

(vi)	convene a General Meeting of Debenture Holders to deliberate upon any of the matters directly or indirectly relating to this Issuance, pursuant to Clause 8 of this Deed, if the Trustee does not do so;

(vii)	fulfill all of the decisions of the CVM, with the sending of documents, and, further the provision of the information requested of it;

(viii)	keep a body running adequately for providing assistance, in an efficient manner, for Debenture Holders, or hire authorized financial institutions for the provision of this service;

(ix)	refrain from engaging in operations beyond its corporate purpose, in compliance with the by-law, legal and regulatory provisions in force;

(x)	notify, within 5 (five) working days, the Trustee regarding any act or event which may cause interruption or suspension to the activities of the Issuer;

(xi)	not pay dividends to its shareholders beyond the obligatory minimum of 25% (twenty-five percent) in the event of any uncured declaration of an early maturity involving a breach of an obligation to pay, with respect to the Issuance;

(xii)	keep its assets adequately insured, according to the practices usually adopted by the Issuer;

(xiii)	make in a timely manner the payment of services relating to the registration of the Debentures held electronically with CETIP;

(xiv)	bear all costs arising (a) from the offering of the Debentures, including all costs relating to the registration thereof with CETIP; (b) from the registration and publication of the instruments necessary for the Issuance, such as this Deed, any respective addendums and corporate documents of the Issuer, and (c) from expenses from contracting with the Trustee and Agent and Custodian Bank; and

(xv)	inform and send all financial data and corporate documents necessary for the completion of the annual report by the Trustee, including the Issuer’s organization chart, as set forth under CVM Instruction 28, within 90 (ninety) days following the end of each financial year, or up to 10 (ten) days following the date of the disclosures of the financial statements. Said organization chart of the Issuer’s business group must also contain the parent companies, subsidiaries, joint control, affiliates, and including the controlling bloc, at the closing of each financial year.

6.2 In addition, the Intervening Guarantor agrees to provide to the Trustee the following documents and information:

(i)	within at most 90 (ninety) days following the end of the each financial year, or up to 10 (ten) days following the date of respective disclosures, whatever happens first, a copy of its complete financial statements relating to the respective financial year, supported by a report from independent auditors;

(ii)	information on any breaches by the Intervening Guarantor, of any clauses, terms or conditions of this Deed, within up to 10 (ten) days from the date on which it becomes aware of said breach;

(iii)	bi-annual information regarding the maintenance, during the term of the Issuance and provided that there are Debentures in circulation, of the Net Financial Debt to EBITDA ratio below or equal to 4.0 (four) times, pursuant to Clause 5.3.1.1 (x) above, with the respective calculation log. The first verification of the fulfillment of said financial index must consider the financial statements of the financial year ending on December 31 2012;

(iv)	to refrain from engaging in operations beyond its corporate purpose, in compliance with the by-law, legal and regulatory provisions in force; and

(v)	to provide to the Trustee within at most 90 (ninety) days following the end of each financial year, or on the date of respective disclosure, whatever happens first, a copy of the statement regarding the calculation of the financial indices set forth under Clause 6.2 (iii) above, with the respective calculation log.

6.3 The Trustee shall not conduct any independent or additional verification procedure on the fulfillment of the financial indices set forth under Clause 6.2 (iii) and 6.2 (v) above, except for the receipt of the information set forth therein, with which the Debentures Holders declare awareness and agreement upon subscribing or acquiring the Debentures.

7	THE TRUSTEE

7.1 The Issuer hereby establishes and appoints PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS, as described above, as the trustee of this Issuance, which expressly accepts the appointment to represent the Debenture Holders as a whole in relation to the Issuer, pursuant to the legislation currently in effect and to this Deed.

7.2 The Issuer hereby declares that it has no connection with the Trustee which prevents it from fully discharging is duties.

7.3 In the event of absence and temporary impediments, waiver, intervention, liquidation, bankruptcy or any other reason for avoidance by the Trustee, a General Meeting of Debenture Holders shall be held within at most 30 (thirty) days from the event leading thereto in order to choose a new trustee, which may be convened by the Trustee itself to be replaced, by the Issuer, by Debenture Holders representing at least 10% (ten percent) of the Debentures in circulation or by the CVM.

7.3.1 The CVM may appoint a provisional replacement for the Trustee before the process to choose a new trustee has been completed.

7.3.2 If the Trustee cannot continue to discharge its duties on the basis of circumstances extraneous to this Deed, it must notify the Debenture Holders of this immediately, thereby requesting its replacement.

7.3.3 Following the close of the offering period, the Debenture Holders shall have the right to proceed with the replacement of the Trustee and with the indication of its replacement, at a General Meeting of Debenture Holders convened specially for this purpose.

7.3.4 The replacement of the Trustee shall be subject to prior notification of the CVM and to its response regarding compliance with the requirements set forth under article 8 of CVM Instruction 28 and any subsequent rules.

7.3.5 The permanent replacement of the Trustee must be the subject of an addendum to this Deed, which must be recorded with the JUCESP, where this Deed will be registered.

7.3.6 The Trustee shall commence discharging its duties from the date of signing of this Deed. It shall continue discharging its duties until its actual replacement or fulfillment of all of its obligations under this Deed and legislation in force.

7.3.7 The rules and precepts of the CVM shall apply to cases of replacement of the Trustee.

7.4 Besides others set forth under law or under a regulatory instrument of the CVM, the following constitute duties and powers of the Trustee:

(i)	protecting the rights and interests of the Debenture Holders, adopting in the discharge of its duties the care and diligence which any active and prudent person commonly adopts in the administration of his own assets;

(ii)	resigning from its duties if a conflict of interest or another reason for unfitness arises;

(iii)	keeping in safe custody all records, correspondence and other papers relating to the discharge of its duties;

(iv)	verifying, at the time of accepting the role, the veracity of the information contained in this Deed, endeavoring in order to cure omissions, mistakes or flaws of which it has knowledge, based solely on the information provided by the Issuer. The Trustee did not conduct any independent or additional verification procedure on the veracity of the statements made herein, with which the Debentures Holders declare awareness and agreement upon subscribing or acquiring the Debentures.

(v)	undertaking, with the competent bodies, if the Issuer does not do so, the registration of this Deed and any addendums, thereby curing any gaps and irregularities existing therein. In this case, the registrar of the registry shall notify the management of the Issuer for it to provide thereto the necessary information and documents;

(vi)	monitoring the observance of the frequency in the provision of obligatory information, thereby alerting the Debenture Holders regarding any omissions or untruths contained in said information;

(vii)	issuing an opinion on the sufficiency of the information contained in any proposals to modify the conditions of the Debentures, if necessary;

(viii)	verifying the compliant nature of the establishment of the guarantees, as well as the value of the pledged assets, thereby observing the continuance if respective sufficiency and enforceability;

(ix)	requesting, when deemed necessary for the faithful discharge of its duties, up-to-date certificates from civil court clerks, from Public Finance Courts, protest notaries, employment courts and Public Finance prosecutor’s office of the location where the Issuer is based;

(x)	requesting, when deemed necessary, extraordinary auditing on the Issuer, at the expense of the latter;

(xi)	convening, when necessary, a General Meeting of Debenture Holders, through an announcement published at least 3 (three) times as per Clause 4.10 of this Deed, at the expense of the Issuer;

(xii)	attending the General Meeting of Debenture Holders so as to provide the information solicited therefrom;

(xiii)	drafting a report intended for the Debenture Holders, pursuant to article 68, paragraph 1, subsection b, of the Law on Joint Stock Companies, which must contain at least the following information:

(a)	any omission or untruth of which the same has knowledge, contained in the information disclosed by the Issuer, or, furthermore, a breach or delay in the obligatory provision of information by the Issuer;

(b)	by-law amendments occurring during the period;

(c)	comments on the financial statements of the Issuer, focusing on economic and financial indicators and the capital structure of the Issuer;

(d)	status of the offering or placement of Debentures in the market;

(e)	amortization of the Unit Face Value or of the balance of the Unit Face Value and payment of Compensatory Interest of Debentures realized during the period, as well as acquisitions and sales of Debentures carried out by the Issuer;

(f)	monitoring of the allocation of funds raised through the Issuance, in accordance with the date obtained from the directors of the Issuer;

(g)	list of the assets and securities delivered to the management thereof;

(h)	compliance with other obligations undertaken by the Issuer in this Deed and other documents of the Issuance;

(i)	declaration on its fitness to continue holding the role of Trustee;

(j)	declaration on the sufficiency and enforceability of the guarantees provided pursuant to Clause 4.10 above; and

(k)	the existence of other issues of debentures, whether public or private, effectuated by an affiliated company, subsidiary, parent company or member of the same group of the Issuer in which it has acted as a trustee during the period, as well as information on said issues set forth under article 12, paragraph XVII, subsection (k), items 1 to 7, of CVM Instruction 28. For this purpose, the Issuer must provide a copy of the up-to-date organization chart of its business group, also containing the parent companies, subsidiaries, joint control, affiliates, and including the controlling bloc, at the closing of each financial year.

(xiv)	providing the report mentioned under item (xiii) to the Debenture Holders within the maximum time limit of 4 (four) months from the close of the financial year of the Issuer, at least at the following locations:

(a)	at the offices of the Issuer;

(b)	at its office or at a location indicated by the Trustee;

(c)	at the CVM;

(d)	at CETIP; and

(e)	at the offices of the Coordinators;

(xv)	publishing, in the media in which the Issuer usually carries out its publications, at the expense of the Issuer, an announcement notifying the Debenture Holders that the report is available at the location indicated in the preceding subsection;

(xvi)	keeping up-to-date the list of Debenture Holders and their addresses, including through operations with the Issuer, the Agent and Custodian Bank and CETIP. For the purpose of complying with the provisions of this subsection, the Issuer hereby expressly authorizes the Agent and Custodian Bank, as well as CETIP, to satisfy any requests made by the Trustee, including relating to the disclosure, at any moment, of the status of Debentures, and respective Debenture Holders;

(xvii)	coordinating the selection of Debentures to be redeemed early, if necessary;

(xviii)	auditing the fulfillment of the Clauses contained in this Deed and of the guarantees, especially of those which establish obligations to do and not to do, as per the information available and/or obtained from the directors of the Issuer, as per this Deed, thereby informing the Debenture Holders promptly on any breaches found;

(xix)	notifying the Debenture Holders, if possible individually, within at most 10 (ten) days, on awareness of any breach, by the Issuer, of the obligations undertaken through this Issuance, thereby indicating the location where it shall provide additional clarifications to the interested parties. A notification with identical content must be sent to the CVM and to CETIP;

(xx)	calculating on a daily basis the Unit Face Value of the Debentures, in conjunction with the Issuer, thereby providing it to the Debenture Holders and to the market participants, through a help desk and/or its website, www.pentagonotrustee.com.br; and

(xxi)	monitoring as to the Issuer and the Agent and Custodian Bank, on each payment date, the full and timely payment of the amounts due, as set forth in this Deed of Issue.

7.5 The Trustee shall make use of any judicial or extrajudicial proceedings against the Issuer for the protection and defense of the common interests of the Debenture Holders and for the recovery of respective receivables. In the event of breach by the Issuer, pursuant to this Deed, it must:

(i)	declare, in compliance with the conditions of this Deed, the Debentures as having reached maturity early and charge the Unit Face Value or the balance of the Unit Face Value, plus the corresponding Compensatory Interest and other charges due based on the specified conditions;

(ii)	enforce guarantees, thereby applying the product in the full payment of the Debenture Holders;

(iii)	apply for the bankruptcy of the Issuer, pursuant to the applicable legislation and regulations;

(iv)	take all measures for the recovery of the receivables of the Debenture Holders; and

(v)	represent the Debenture Holders in bankruptcy proceedings, court-supervised and extrajudicial reorganization and/or extrajudicial liquidation and/or insolvency of the Issuer.

7.6 The Trustee shall only exempt itself from liability for the failure to adopt the measures mentioned under Clause 7.5 (i) to (iv) above if, having convened a General Meeting of Debenture Holders, the same is authorized therein, on the basis of a unanimous resolution by Debentures in circulation. However, a resolution by the majority of the Debentures in circulation shall be sufficient which such circumstance refers to the provisions of Clause 7.5 (v) above.

7.7 The Issuer shall owe to the Trustee fees for the discharge of the duties and powers under its responsibility, pursuant to the legislation in effect and this Deed, corresponding to annual remuneration of BRL 4,000.00 (four thousand Brazilian Reais). The first payment shall be owed on the 5th (fifth) working day following the signing of this Deed, and the remaining payments, on the same dates in subsequent years.

7.7.1 The remuneration of the Trustee shall be increased by the following taxes: (i) ISS (Tax on services of any nature); (ii) PIS (Contribution to the Social Integration Program); (iii) COFINS (Contribution for the Funding of Social Security); and (iv) CSLL (Social Contribution on Net Profit) and any other taxes applying to the remuneration of the Trustee, except for Income Tax, according to the current rates corresponding to the system of taxation on actual profit by the financial institutions on the respective payment dates, such that said amounts indicated in this Deed correspond to the net amounts of these taxes applying to the provision of trustee services by the financial institutions.

7.7.2 The remuneration owed to the Trustee pursuant to Clause 7.7 above shall be updated annually based on the accumulated variation as a percentage of the IGP-M, or in the absence thereof, on the basis of the same index replacing it, from the date of payment of the first installment mentioned under Clause 7.7 above, until the following payment dates, calculated on a pro rata die basis, if necessary.

7.7.3 The remuneration of the Trustee shall also be owed following the maturity of the Debentures, if the Trustee is still operating, in the name of the Debenture Holders, to hold account for breaches not cured by the Issuer.

7.7.4 The remuneration of the Trustee does not include expenses reasonably incurred by the Trustee in the specific discharge of Trustee duties, as proven necessary for the discharge of said duties, such as, notifications, obtaining certifications, expenses from conference calls and telephone calls, expenses from travel, meals and accommodation, expenses from specialists, such as auditing and/or monitoring, inter alia, as long as duly proven.

7.7.5 In the event of delay in the payment of the Trustee’s remuneration, the debts shall be subject to delinquency interest of 1% (one percent) per month and a non-compensatory fine of 2% (two percent) on the amount due.

7.7.6 In the event of cancellation or early redemption of the entirety of the Debentures in circulation, it is hereby established that the Trustee must return to the Issuer, within the maximum time period of 72 (seventy-two hours), the proportional portion of the initially received remuneration without the consideration of the provided service, calculated on a pro rata temporis basis, from the date of payment of the remuneration until the date of actual cancellation or redemption of the entirety of the Debentures. In the event of a delay in returning, the portion of the remuneration in arrears shall be subject to delinquency interest of 1% (one percent) per month and a non-compensatory fine of 2% (two percent) on the amount due. The delay shall start to be counted from the notification by the Issuer to the Trustee in this regard.

7.7.7 It is hereby established that, in the event that the Trustee is replaced, the replaced party must return to the Issuer, within the maximum time period of 72 (seventy-two hours), the proportional portion of the initially received remuneration without the consideration of the provided service, calculated on a pro rata temporis basis, from the date of payment of the remuneration until the date of actual replacement. In the event of a delay in returning, the portion of the remuneration in arrears shall be subject to delinquency interest of 1% (one percent) per month and a non-compensatory fine of 2% (two percent) on the amount due. The delay shall start to be counted from the notification by the Issuer to the Trustee in this regard.

7.7.8 If the conditions of the Issuance are altered, the Issuer and Trustee agree to evaluate the impacts of these alterations on the services described herein, with a view to altering the remuneration of the Trustee.

7.9 The Issuer shall compensate the Trustee for all expenses which it proves to have incurred to protect the rights and interests of the Debenture Holders or to recover respective receivables.

7.8.1 The compensation mentioned under Clause 7.8 above shall be carried out within up to 5 (five) working days following the completion of the respective rendering of accounts for the Issuer.

7.8.2 Expenses to be advanced or reimbursed by the Debenture Holders also include expenses from lawyers’ fees of third parties, deposits, court costs and fees from lawsuits brought by the Trustee or resulting from actions brought against the latter as to the discharge of the duties thereof, or further which cause thereto losses or financial risks, as a representative of the Debenture Holders as a whole.

7.8.3 In the event of breach by the Issuer, all of the expenses from legal proceedings, including administrative ones, which the Trustee incurs in order to safeguard the interests of the Debenture Holders must be approved in advance, whenever possible, and advanced by the Debenture Holders and, subsequently, as set forth under applicable legislation, indemnified by the Issuer.

7.8.4 Any expenses, deposits and court costs resulting from defeat in lawsuit shall also be borne by the Debenture Holders, as well as the remuneration and reimbursable expenses of the Trustee, in the event that the Issuer remains in breach with relation to the payment thereof for a period greater than 30 (thirty) days. The Trustee may request a guarantee from the Debenture Holders to cover the risk of defeat.

7.8.5 The receivables of the Trustee on the basis of expenses incurred to protect the rights and interests or to recover the receivables of the Debenture Holders which have not been settled as established herein shall be added to the debt of the Issuer and shall have preference over the Debentures in the order of payment.

7.8.6 Acts or statements by the Trustee (i) which create liability for the Debenture Holders and/or exempt third parties from obligations as to the Debenture Holders; and/or (ii) which relate to the fulfillment, by the Issuer, of its obligations in this Deed of Issue or in the guarantees, shall only be valid if approved in advance by the Debenture Holders in a General Meeting of Debenture Holders.

7.8.7 No tacit duty or obligation shall be interpreted in this Deed against the Trustee. The Trustee shall not be obligated and/or bound by the provisions of any other contract in which the Trustee does not feature as a party and/or participant.

7.8.8 Without prejudice to the duty of care of the Trustee, the Trustee shall assume that the original documents or authenticated copies of documents sent by the Issuer or by third parties at its request have not been the subject of fraud or adulteration. Furthermore, under no circumstance shall it be responsible for drafting corporate documents of the Issuer. The Issuer shall retain the legal and regulatory obligation to draft them, pursuant to applicable legislation.

7.8.9 The Trustee shall not be responsible for verifying the sufficiency, validity, veracity or completeness of technical and financial information contained in any document which is sent thereto for the purpose of informing, supplementing, clarifying, rectifying or ratifying the information in this Deed and other documents of the operation.

7.8.10 The Trustee shall not issue any kind of opinion or shall not make any judgment on the orientation regarding any fact of the Issuance which is under the responsibility of the Debenture Holders to define. It only agrees to act in conformance with the instructions transmitted thereto by the Debenture Holders. In this regard, the Trustee does not hold any responsibility regarding the result or regarding the legal effects arising from the strict fulfillment of the guidance of the Debenture Holders transmitted thereto as established by the Debenture Holders and reproduced for the Issuer, regardless of any losses which may be caused as a result thereof to the Debenture Holders or to the Issuer. The actions of the Trustee are limited to the scope of CVM Instruction 28 and applicable articles of the Law on Joint Stock Companies. The same is exempt, under any form or pretext, from any additional liability not arising under applicable legislation.

8.	THE GENERAL MEETING OF DEBENTURE HOLDERS

8.1 The Debenture Holders may, at any time, hold a meeting so as to deliberate on matters of interest to the Debenture Holders as a whole (“General Meeting of Debenture Holders”).

8.2 As well as the provisions of this Deed, the provisions of the Law on Joint Stock Companies regarding general shareholders’ meetings shall bear upon the General Meeting of Debenture Holders, including as concerns respective convocation, as applicable.

8.3 General Meetings of Debenture Holders may be convened by the Trustee, by the Issuer, by Debenture Holders representing at least 10% (ten percent) of the Debentures in circulation or by the CVM.

8.3.1 For the purpose of establishing a quorum for constitution and deliberation as mentioned under Clause 8, Debentures in circulation shall only be considered as those Debentures issued by the Issuer which have not yet been redeemed and/or liquidated. Debentures possessed by the Issuer in the treasury, or which belong to its parent company or to any of its subsidiaries and affiliates, as well as respective directors or board members and respective relatives, extending up to siblings and grandparents, and respective spouses thereof, must be excluded from the number of said Debentures.

8.4 General Meetings of Debenture Holders shall be constituted, at the first convocation, with the presence of those owning at least half the Debentures in circulation, depending on the case, and, at the second convocation, with any quorum.

8.5. The attendance of legal representatives of the Issuer shall be permitted at General Meetings of Debenture Holders.

8.6 The Trustee must attend the General Meeting of Debenture Holders and provide the information requested therefrom to the Debenture Holders.

8.7 General Meetings of Debenture Holders shall be chaired by the Debenture Holder elected by the Debenture Holders or by the person designated by the CVM.

8.8 In deliberations in General Meetings of Debenture Holders, each Debenture shall be entitled to one vote. Resolutions shall be passed based on the majority of the attendees, except when of another form set form in this Deed and in the cases of alteration of Clauses 4.13, 4.6, 4.8, 5.2 and 5.3 of this Deed, which shall depend on the approval of 2/3 (two thirds) of the Debentures in circulation.

8.8.1 The alteration of the qualified quorum set forth in this Deed shall depend on the approval of 90% (ninety percent) of the Debentures in circulation.

8.8.1.1 Within the scope of their respective legal authority, in compliance with the quorums established in this Deed, resolutions passed by the Debenture Holders shall be existent, valid and effective in relation to the Issuer and shall bind all of the owners of Debentures, regardless of having attended the General Meeting of Debenture Holders or of the vote cast in the respective Meeting.

9.	DECLARATIONS AND GUARANTEES OF THE TRUSTEE

9.1 The Trustee hereby declares and guarantees to the Issuer that:

(i)	it is duly authorized to execute this Deed and fulfill its obligations set forth herein, having satisfied all of the legal and by-law requirements necessary for this purpose;

(ii)	the execution of this Deed and the fulfillment of its obligations set forth herein do not violate any obligations undertaken previously by the Trustee;

(iii)	this Deed constitutes a legal, valid and binding obligation for the Trustee, enforceable in accordance with its terms and conditions;

(iv)	that the person representing it in the signing of this Deed has sufficient powers for such;

(v)	under penalty of law, it has no legal impediment, as defined in article 66, §3, of the Law on Joint Stock Companies and in article 10 of CVM Instruction 28, in order to hold the role granted thereto;

(vi)	it accepts the role granted thereto, thereby fully undertaking the duties and powers set forth under specific legislation and in this Deed;

(vii)	it fully accepts this Deed, as to all respective clauses and conditions;

(viii)	it is duly qualified to undertake Trustee activities, pursuant to applicable regulations in force; and

(ix)	it verified, when accepting the role, the veracity of the information contained in this Deed, endeavoring so as to cure all omissions, mistakes or flaws of which it had knowledge. Furthermore, it is highlighted that the verification by the Trustee regarding the veracity of the declarations made by the Issuer and by the Intervening Guarantor occurred on the basis of the information provided by the Issuer. The Trustee did not carry out any independent or additional verification procedure relating to the veracity of the declarations made hereunder, with which the Debenture Holders declare awareness and agreement upon subscribing or acquiring the Debentures.

9.2 On the date of signing of this Deed of Issue, as per the organization chart send by the Issuer, the Trustee identified that is provides trustee services for the following issues: (i) 4th (fourth) issuance of simple debentures, not convertible into shares, in two series, of unsecured form, with an unsecured guarantee, for public offering with restricted placement efforts, on a firm commitment basis as to subscription of the Issuer, with the maturity date on May 31 2018, under which 500 (five hundred) debentures were issued for the 1st series and 500 (five hundred) debentures for the 2nd series, totaling 1000 (one thousand) debentures, on the Issuance Date, for the amount of BRL 1,000,000,000.00 (one billion Brazilian Reais). Until today’s date, no event of early redemption, conversion, renegotiation and/or breach has been verified. On the Issuance Date, the debentures of the 4th (fourth) issuance are guaranteed by an unsecured guarantee from Votorantim Participações S.A. and Votorantim Industrial S.A., as set forth in the respective deed of issue.

10.	DECLARATIONS AND GUARANTEES OF THE ISSUER AND INTERVENING GUARANTOR

10.1 The Issuer hereby declares and guarantees that:

(i)	it is a duly formed, private, joint stock company, validly existing and in compliant status as to the laws of Brazil and other countries in which the Issuer has branches or representation offices. It addition, it is duly authorized to engage in the activities described in its corporate purpose;

(ii)	it is duly authorized to execute this Deed and fulfill all of the obligations set forth, having satisfied all of the legal, contractual and by-law requirements necessary for such;

(iii)	the execution of this Deed and the fulfillment of the obligations set forth herein do not violate any obligation previously undertaken by the Issuer;

(iv)	the persons representing it in the signing of this Deed have sufficient powers for such;

(v)	the execution of this Deed and the placement of the Debentures do not violate any legal provisions, or any contract or instruments of which the Issuer is a party, and shall not result in: (a) the early expiration of any obligation established under any of said contracts or instruments; (b) the creation of any burden on any assets or property of the Issuer, except for those already existing on today’s date; or (c) the rescission of any of these contracts or instruments;

(vi)	no registration, consent, authorization, approval, license, order or classification in relation to any governmental authority or regulatory body is required for the fulfillment, by the Issuer, of the obligations pursuant to this Deed and to the Debentures, or for completing the Issuance, except the registration of the Deed with the JUCESP and the recording of the debentures with CETIP;

(vii)	it has no connection with the Trustee which prevents it from fully discharging its duties in relation to this Issuance;

(viii)	it has no knowledge of facts which prevent the Trustee from fully discharging its duties, pursuant to the Law on Joint Stock Companies and other applicable provisions, including of a regulatory nature;

(ix)	it shall keep its assets adequately insured, as per the practices usually adopted by the Issuer;

(x)	its financial, economic and asset situation, on the date of making this declaration, has not undergone any significant alteration which may affect its solvency in an adverse manner;

(xi)	it is completely aware and fully agrees with the form of disclosure and calculation of the DI Rate, published by CETIP, and that the method of calculating the remuneration of the Debentures was calculated based on its free will;

(xii)	the financial statements of the Issuer, dated December 31 2010 and 2011, correctly represent the asset and financial status of the Issuer on said dates and were duly drafted in conformance with the fundamental accounting principles of Brazil and correctly reflect the assets, liabilities and contingencies of the Issuer;

(xiii)	it shall fulfill all obligations, whether of a principal or accessory nature, undertaken pursuant to this Deed, including, but not limited to the obligation to allocate the funds obtained from the Issuance to the purposes set forth under Clause 3.7 above;

(xiv)	subject to the fact that any non-fulfillment (whether individual or aggregate) may not be reasonably considered as something that will cause an adverse material consequence (“Adverse Material Consequence”), it is in compliance with environmental legislation and the relevant environmental licenses applicable to the running of its business and to the maintenance of its properties, and it possesses on today’s date all of the relevant authorizations and licenses required for running its business.

For the purposes of this item (xiv) of Clause 10.1, Adverse Material Consequence means an adverse material consequence: (i) as to the business, conditions (whether financial or of another sort), operations, performance or properties of the Issuer; (ii) as to the capability of the Issuer to perform its obligations relating to the Issuance; or (iii) as to the rights and/or measures and actions of the Issuer (in the event of any Adverse Material Consequence, any available and applicable insurance policies, indemnity and claims must be recorded (to the corresponding extent), once the nature and the value have been considered, as well as the probability of recovery from said insurance policy, indemnity and/or claims); and

(xv)	except in cases in which, based on good faith, there is a discussion on the applicability of the law, rule or regulation in an administrative forum or in court, it is in compliance with all laws, regulations, administrative rules and orders of governmental bodies, government agencies or courts applicable to the running of its business and which are relevant to the performance of its activities, thereby adopting preventative or remedial measures and actions intended to avoid or correct any environmental harm resulting from engagement in the activities described in its corporate purpose.

10.2.1 The Intervening Guarantor hereby declares and guarantees that:

(i)	it is duly authorized to execute this Deed and fulfill all of the obligations set forth, having satisfied all of the legal, contractual and by-law requirements necessary for such;

(ii)	it is a company duly organized, formed and existent, in accordance with Brazilian laws, under the form of a private joint stock company, as well as that it is duly authorized to engage in the activities described in its corporate purpose;

(iii)	the pledge given hereunder constitutes a legal, valid and binding obligation for the Intervening Guarantor, enforceable in accordance with its terms and conditions;

(iv)	the execution of this Deed and the pledge established hereunder do not violate any legal provision, order, decision or administrative or court judgment, contract or instrument of which the Intervening Guarantor is a party, and shall not result in (a) the early expiration of any obligation established under any of said contracts or instruments, (b) the creation of any burden on any assets or property of the Intervening Guarantor or any of its parent companies, except, or (c) the rescission of any of these contracts or instruments; and

(v)	(i) the Pledge mentioned under Clause 4.11.1 has been duly authorized by its competent corporate bodies, and (ii) all of the authorizations necessary for giving the Pledge have been obtained and are in full effect.

11.	GENERAL PROVISIONS

11.1	Communications to be sent by any of the Parties pursuant to this Deed must be forwarded to the following address:

(i)	For the Issuer:

VOTORANTIM CIMENTOS S.A.

Praça Prof. José Lannes, no. 40, 9 andar

São Paulo – SP

04571-100

Attn.: Mario Antonio Bertoncini and Maria Gabriela de Carvalho Woge

Telephone: (11) 3704-3353 // (11) 3704-3028

Fax: (11) 3079-9345 // (11) 3167-1550

e-mail: mario.bertoncini@vpar.com.br // gabriela.woge@vpar.com.br

(ii) For the Trustee:

PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

Avenida das Américas, no. 4200, Bloco 04, Sala 514

Rio de Janeiro – RJ

22640-102

Attn.: Mr. Marco Aurélio Ferreira (Financial Back office) / Miss. Nathalia Machao

(Legal Affairs and Structuring)

Telephone: (21) 3385-4565

Fax: (21) 3385-4046

e-mail: backoffice@pentagonotrustee.com.br / juridico@pentagonotrustee.com.br

(iii) For the Intervening Guarantor:

VOTORANTIM INDUSTRIAL S.A.

Rua Amauri, no. 255, 13 andar, conj. “A”

São Paulo – SP

01448-000

Attn.: Mario Antonio Bertoncini and Maria Gabriela de Carvalho Woge

Telephone: (11) 3704-3353 // (11) 3704-3028

Fax: (11) 3079-9345 // (11) 3167-1550

e-mail: mario.bertoncini@vpar.com.br // gabriela.woge@vpar.com.br

(iv) For the Agent and Custodian Bank:

BANCO BRADESCO S.A.

Shares and Custody Department – DAC

Av. Yara, S/N – Cidade de Deus – Prédio Amarelo – 2 Andar

Osasco – SP

06029-900

Attn.: Marcelo Poli

Tel.: (11) 3684-3749

Fax: (11) 3684-2714

E-mail: 4010.mpoli@bradesco.com.br

(v) For CETIP:

CETIP S.A. – ORGANIZED MARKETS

Av. República do Chile, no. 230, 11 andar

Rio de Janeiro – RJ

20031-170

Telephone: (21) 2276-7474

Fax: (21) 2252-4308 / (21) 2262-5481

or

Av. Brigadeiro Faria Lima, no. 1663, 4 andar

São Paulo – SP

01452-001

Attn.: Securities Management

Telephone: (11) 3111-1596

Fax: (11) 3115-1564

e-mail: gr.debentures@cetip.com.br

11.1.2 Communications shall be considered delivered when received with registration or with “confirmation of receipt” issued by the mail service and even by a telegram sent to the above addresses.

11.1.3 Communications made by fax or e-mail shall be considered delivered on the date of respective sending, provided that respective receipt is confirmed through a report (receipt issued by the machine used by the sender). The respective originals must be forwarded to the addresses above within up to 5 (five) working days following the sending of the message.

11.1.4	The change of any of the above addresses must be communicated to all of the Parties by the Issuer.

11.2 Except when set forth expressly in a different manner in this Deed, “working day” is understood as any day of the week, except Saturdays, Sundays and national public holidays or in the City of São Paulo. When the indication of a time period counted per day in this Deed is not accompanied by the indication of “working day,” it is understood that the time period is counted based on calendar days.

11.3 The waiver of any of the rights arising under this Deed shall not be presumed. In this manner, no delay, omission or gratuity in the exercise of any right, power or remedy applying to the Trustee and/or to the Debenture Holders by virtue of any breach by the Issuer and/or by the Intervening Guarantor shall harm the exercise of such right, power or remedy, or shall be interpreted as the waiver thereof or agreement with such breach. In addition, the same shall not constitute a novation or modification of any other obligations undertaken by the Issuer and/or by the Intervening Guarantor in this Deed or a previous one concerning any other breach or delay.

11.4 If any of the provisions approved hereunder is deemed illegal, invalid or ineffective, the remaining provisions unaffected by said judgment shall prevail. The Parties agree, in good faith, to replace the affected provisions with others, which, to the extent possible, produce the same effect.

11.5	This Deed is governed by the Laws of the Federative Republic of Brazil.

11.6 This Deed and the Debentures constitute documents valid to commence an extrajudicial enforcement process pursuant to subsections I and II of article 585 of the Code of Civil Procedure. The Parties hereby acknowledge that, regardless of any other applicable measures, the obligations undertaken pursuant to this Deed require specific performance and they subject themselves to the provisions of articles 632 et seq. of the Code of Civil Procedure, without prejudice to the right to declare the early maturity of the Debentures, pursuant to this Deed.

11.7 This Deed is signed in an irrevocable and irretractable manner, thereby binding the Parties themselves and respective successors.

11.8 All and any costs incurred by virtue of the registration of this Deed and any respective addendums, and of corporate documents and guarantee instruments relating to this Issuance, at the competent registries, shall fall under the exclusive responsibility of the Issuer.

12.	JURISDICTION

12.1 The Court of the City of São Paulo, State of São Paulo, is hereby elected to settle any disputes or controversies arising under this Deed, with the waiver of any other, regardless of how privileged it may be or become.

It witness whereof, the Parties hereby sign this Deed, in 3 (three) copies of identical content and format, in the presence of 2 (two) witnesses.

São Paulo, November 14 2012

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[Page 1/3 of signatures for the Private Deed Instrument regarding the 5th (Fifth) Issuance of Simple Debentures, Not Convertible into Shares, in a Single Series, of Unsecured Form, with an Unsecured Guarantee, for Public Offering with Restricted Placement Efforts, on a Firm Commitment basis as to Subscription, for Votorantim Cimentos S.A.]

/s/ Mario Antonio Bertoncini	/s/ Gabriela Woge
VOTORANTIM CIMENTOS S.A.

By: Mario Antonio Bertoncini Position:	By: Maria Gabriela de Carvalho Woge Position:

[Page 2/3 of signatures for the Private Deed Instrument regarding the 5th (Fifth) Issuance of Simple Debentures, Not Convertible into Shares, in a Single Series, of Unsecured Form, with an Unsecured Guarantee, for Public Offering with Restricted Placement Efforts, on a Firm Commitment basis as to Subscription, for Votorantim Cimentos S.A.]

/s/ Silas Santos de Amorim
PENTÁGONO S.A. DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

By: Silas Santos de Amorim Position: Attorney-in-fact

[Page 3/3 of signatures for the Private Deed Instrument regarding the 5th (Fifth) Issuance of Simple Debentures, Not Convertible into Shares, in a Single Series, of Unsecured Form, with an Unsecured Guarantee, for Public Offering with Restricted Placement Efforts, on a Firm Commitment basis as to Subscription, for Votorantim Cimentos S.A.]

/s/ Mario Antonio Bertoncini	/s/ Gabriela Woge
VOTORANTIM INDUSTRIAL S.A.

By: Mario Antonio Bertoncini Position:	By: Maria Gabriela de Carvalho Woge Position:

Witnesses:

1:	/s/ Mariana M. Oyakawa	2:	/s/ Illegible
Name: Mariana M. Oyakawa RG: 93.760.976-7		Name: Illegible RG: 43695008 x